UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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SUPPLEMENT TO PROXY STATEMENT
To our Stockholders:
On June 12, 2009, during the annual meeting (“Annual Meeting”) of the stockholders of Alaska Communications Systems Group, Inc. (“ACS,” “we,” “our,” or the “Company”), a motion was approved to adjourn the Annual Meeting without taking action on any of the proposals in the Notice of 2009 Annual Meeting and Proxy Statement dated April 30, 2009 (the “Proxy Statement”). The Annual Meeting was adjourned until July 10, 2009, 10:00 a.m., Alaska Time, at which time a vote will be concluded on all of the proposals in our Proxy Statement. The entire list of proposals is set forth at the end of this letter.
At the time of the motion to adjourn the Annual Meeting, all of the proposals, except for Proposal 2, had received the requisite vote for approval. The purpose of this letter is to provide our stockholders with supplemental information from our Board of Directors, of which I am a member, in support of Proposal 2.
Proposal 2: Amendment to the Company’s 1999 Stock Incentive Plan
Proposal 2 requests that our stockholders approve an amendment to our 1999 Stock Incentive Plan (the “Plan”), extending the term of the Plan to December 31, 2012, making certain adjustments to the language of the Plan, and allocating an additional 3,500,000 shares to the Plan. The purpose of the proposal is to provide us with the tools we need to attract and retain quality employees in our remote Alaska location, while ensuring that the interests of our employees are aligned with that of our stockholders as well as to retain cash-on-hand for use in operating activities and for other purposes.
RiskMetrics Group, Inc. (“RMG”), formerly known as Institutional Shareholder Services, and Glass Lewis & Co. (“GL”) recommended that our stockholders vote against Proposal 2. In contrast, Proxy Governance, Inc. (“PG”) has issued a report recommending stockholders vote in favor of Proposal 2. Notwithstanding the recommendations of RMG and GL, we continue to believe that approval of Proposal 2 is in the best interest of our stockholders.
The existing 1999 Stock Incentive Plan is at the end of its ten-year life. Proposal 2 is intended to extend the life of the Plan for an additional three years, and update some of the Plan’s provisions. Our Compensation Committee considered proposing a new long-term plan, but in light of the challenges and changes to our economy, the Committee concluded that our stockholders are best served by simply extending the Plan for an additional three years. This short-term solution provides the Company and our stockholders time to determine the direction of the economy and trends in executive compensation before asking stockholders to approve a new long-term plan. In addition, Proposal 2 authorizes additional shares for issuance under the Plan, as, after various officer retention grants, there were less than 200,000 shares remaining as of June 1, 2009. Stockholder approval of this proposal is necessary to ensure our continued ability to partially compensate employees with equity, rather than cash, better aligning the interests of employees with that of our stockholders.
Supplement to Proxy Statement

In continuing to recommend the approval of Proposal 2, notwithstanding the recommendations of the two proxy review services noted above, we believe that there are several relevant factors set forth below that stockholders should consider in changing or initially casting their ballot in favor of Proposal 2:
•	RMG included in their calculations shares that had already been forfeited. In fact, approximately 12,000, 96,000 and 27,000 options and 167,000, 41,000 and 97,000 Restricted Stock Units (“RSU’s”) were forfeited in 2008, 2007 and 2006, respectively. As forfeited shares cannot be dilutive or transfer shareholder value, they should not be included in the evaluation of our burn rate (a measure of how much equity is awarded over time) or shareholder value transfer. We recalculated our burn rate excluding just forfeited shares and determined that our burn rate is only 3.44% (assuming a 2:1 multiplier for full value awards), which is below the RMG benchmark of 3.74%.

•	The two reporting services recommending against Proposal 2 also included a significant amount of underwater Stock-Settled Stock Appreciation Rights (“SARS”) (i.e., awards where the market value of the underlying stock is less than the grant price) in their calculations of our burn-rate. If our 775,000 outstanding SARs as of December 31 2008 are reduced by the 500,000 SARs that were and are underwater, the burn rate falls from RMG’s 4.02% to only 3.64% (again, assuming a 2:1 multiplier for full value awards), which is below the RMG burn-rate benchmark of 3.74%. As underwater SARS have no present value, they should not be considered dilutive or a transfer of shareholder value.

•	We would like to note that either of the points mentioned above would bring us under RMG’s burn rate benchmark. If both points were to be considered collectively, our burn rate and shareholder value transfer would be even further reduced.

•	RMG also included a significant one-time retention bonus in 2008 of 100,000 RSU equivalents associated with the renewal of my employment contract as our Chief Executive Officer (“CEO”). We do not believe this one-time award should have been used to calculate a run-rate of shareholder value transfer.

•	The reporting services also failed to recognize the value of aligning the interests of our employees with the interests of our stockholders. Our Board of Directors has determined that significant stock compensation is a valuable tool in creating the alignment of interests between employees and stockholders. In addition, our Board sees greater value in retaining cash for use in operations and for other important business purposes. Finally, our Board understands the challenges we face in
Supplement to Proxy Statement

attracting and retaining the most qualified and talented employees in our remote location in Alaska. We believe that stockholders should consider these factors that weigh in favor of approving Proposal 2, notwithstanding the calculations performed by some of the reviewers.

•	Finally, RMG’s calculations contained errors, such as double counting some of our performance-based equity awards (“PSUs”). In 2008, we reported 1,382,067 outstanding RSU and PSU awards, comprised of 1,136,032 RSUs and 246,035 PSUs. RMG added to the total a duplicative 246,035 outstanding PSUs plus an additional 16,965 of forfeit PSUs, thereby overstating the dilutive and shareholder value transfer impacts of our equity awards.
Other Issues with the Reviews
There are other issues raised by the reviews that merit discussion. First, RMG made negative comments regarding the absence of a director stock holding requirement (with regards to Proposal 4) when, in fact, our directors are required to hold a minimum of 5,000 shares of our common stock. Second, the reviewers create their own “peer” group, different from the peer group we have consistently maintained the last several years as set forth in our Proxy Statement. We believe the reviewers’ peer groups are less relevant in that they include companies that are not in our industry and not of our size. Finally, RMG does not provide any basis for its shareholder value transfer benchmark of 5%, but compliance with it would virtually prohibit us from making any further equity awards – a result which we do not believe is reasonable.
ACS is growing in a competitive industry. We need a variety of tools to attract and retain highly skilled, talented, and dedicated employees. Therefore, it is in the best interests of our stockholders that we retain the capacity to offer equity awards to those employees who excel in their performance on behalf of our company. Virtually all of our equity awards are tied to performance: PSUs vest only if certain performance objectives are met; RSUs have accelerated vesting only if pre-determined financial objectives are achieved; and the SARS have value only if our share value rises, neither RMG nor GL apply any discount to awards tied to performance. Finally, it is worth noting that we have historically, and plan to continue, to utilize equity as a component of compensation paid to employees company-wide. Given our broad-base use of equity compensation, from executives to support staff (virtually all productive non-union employees are eligible), it is vital that we have the requisite amount of available shares authorized for issuance under the Plan to continue this compensation practice.
Reconvened Annual Meeting
The Annual Meeting will reconvene at the Company’s headquarters located at: 600 Telephone Avenue, 4th Floor, on Friday, July 10, 2009, at 10:00 a.m., Alaska Time, at which time the proposals in the Proxy Statement will be voted upon. Only stockholders of record at the close of business on April 21, 2009, the record date, are entitled to vote at the reconvened Annual Meeting. Valid proxies submitted by the Company’s stockholders prior to the June 12, 2009
Supplement to Proxy Statement

meeting will continue to be valid for the purpose of the reconvened meeting unless revoked as provided for in the Proxy Statement. Stockholders who need proxy materials can obtain materials online at www.proxydocs.com/alsk or for directions to the meeting contact us at 907-297-3000.
The proposals to be voted on are as follows:

Proposal 1:	The election of eight directors to the Company’s board of directors for one-year terms expiring at the 2010 annual meeting.

Proposal 2:	An amendment to the Company’s 1999 Stock Incentive Plan extending the term of the plan to December 31, 2012, making adjustments to the language of the plan, and allocating an additional 3,500,000 shares to the plan.

Proposal 3:	An amendment to the Company’s 1999 Employee Stock Purchase Plan to extend the term of the plan to December 31, 2012 and reduce the shares allocated under the plan by 500,000.

Proposal 4:	An amendment to the Company’s 1999 Non-Employee Directors Stock Compensation Plan to extend the term of the plan to December 31, 2012 and increase the shares allocated under the plan by 150,000.

Proposal 5:	The ratification of the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2009.
As noted above, all of the proposals except for Proposal 2 had received the requisite vote for approval at the time the meeting was adjourned on June 12, 2009.
In closing, I ask you to vote in favor of Proposal 2, whether for the first time or by way of re-voting your ballot in favor of this proposal and in supporting our Board’s belief that the interests of our stockholders are best served by providing our company the opportunity to grant equity awards to our employees. Please support our employees in their goal of delivering value to you, our stockholders. Thank you for your support.
Sincerely,

Liane Pelletier
President, CEO and Chairman
Supplement to Proxy Statement

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